Exhibit 10.13
December 16, 2005
Addendum 1
TO
OEM PURCHASE AGREEMENT PRO10804-100804
BY AND BETWEEN
HEWLETT-PACKARD COMPANY
AND
VOLTAIRE INC.
HP CONFIDENTIAL

ADDENDUM 1
TO THE OEM PURCHASE AGREEMENT PRO10804-100804
This Addendum 1 (the “Addendum”) to the OEM Product Purchase Agreement (dated October 8, 2004, (the “Agreement”)), by and between Hewlett-Packard Company, and its Subsidiaries, divisions and affiliates (“HP”) and Voltaire Inc., (“Voltaire”) is made as of December 16, 2005, (the “Effective Date of the Addendum”).
WHEREAS, the parties desire that Voltaire provide to HP certain software described herein not currently covered under the Agreement:
NOW THEREFORE, the parties hereby agree as follows:
1.	Except as otherwise specifically modified herein, all of the terms, covenants and conditions in the Agreement shall remain in effect. In the event of a conflict among the terms and conditions of this Addendum and the Agreement, the following order of precedence shall prevail:
a.	this Addendum (including any Exhibits to the Addendum), and

b.	the Agreement
2.	The terms of the Agreement shall apply to this Addendum (such as, for example, taxes, confidentiality, limitation of liability), except as expressly set forth below.
3.	For the purposes of this Addendum only, the following definitions will apply in addition to those definitions in the Agreement:
a.	“Complete Copy” means the Program which includes (i) a master copy of the Program and (ii) all Documentation and technical manuals for the Program, each in the form(s) and on the media described in Exhibit A.

b.	“Documentation” means the manuals and other documentation (in electronic form and/or hard copy, as the case may be) that Voltaire has created for the Program and any other existing documentation and information regarding the Program which HP reasonably requests for evaluation and use in connection with such Program as contemplated herein, including those items listed and described in Exhibit A hereto. Documentation will be provided in English only and shall be of a type and quality as the Program documentation that Voltaire has previously provided under the Agreement.

c.	“Enhancements” mean all present and future modifications, new features, new functionalities, upgrades or other new versions of the Program or Documentation (other than bug fixes, error corrections and minor updates) that are specifically identified and added to this Addendum after the Effective Date of the Addendum pursuant to Section 4.d.

d.	“Final Copy” means a Complete Copy of the Program that has been reviewed and accepted by HP pursuant to Section 4.b hereof.

e.	“HP Product(s)” means any product manufactured or distributed by HP, including all supported configurations and associated peripherals that runs or is compatible with a Linux operating system on an industry-standard computing platform or any other operating environment or hardware platform.
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f.	“Program” means the software program, in object code format, listed and described on Exhibit A hereto, including all Updates and Enhancements thereto that are provided by Voltaire pursuant to the terms of this Addendum. The Program is intended to be installed and operated only on the operating environment(s) specified in Exhibit A. To avoid uncertainty, Programs are not the same as and shall not be deemed to be “Software” as such term is used in the Agreement.

g.	“Intellectual Property Rights” means patent rights, copyrights, moral rights, trade secret rights and other proprietary rights.

h.	“Voltaire Materials” means, collectively, the Programs, Updates, Enhancements, Specifications and Documentation.

i.	“Updates” mean all present and future bug fixes, error corrections and other minor updates of the Program or Documentation, but expressly not including any Enhancements.
4.	Delivery And Acceptance
For purposes of this Addendum only, the following delivery and acceptance procedures shall apply:
a.	Delivery. Voltaire agrees to deliver to HP a Complete Copy of (i) each Program listed in Exhibit A as of the Effective Date of this Agreement and (ii) all Updates to the Program no later than the date on which such Updates are delivered to any other of Voltaire’s distributors or partners and (iii) all Enhancements pursuant to any agreement under Section 4.d. HP will have the right to test and evaluate the Program and Enhancement(s) (but not Updates) under the acceptance procedure described in 4.b below.

b.	Acceptance.

Acceptance of Program. HP will have thirty (30) days from the date of receipt of a Complete Copy of the Program to evaluate the Program for conformity with the applicable specifications in the relevant Documentation, and either accept, return for rework, or reject the Program. HP will be entitled to test and evaluate any Program internally by whatever means it deems appropriate consistent with Voltaire’s rights in the Program and subject to the terms of this Addendum. Voltaire hereby grants to HP the rights set forth in Section 5.b but only as necessary for HP to perform its evaluation hereunder. HP may only reject a Program if it does not comply with the then current version of the relevant Specification; provided, no Program may be rejected for any noncompliance attributable to any HP Product or other technology provided by HP. If HP rejects a Program, it must provide written notice of rejection within such 30-day period and include a detailed description of all non-conformities. If HP returns a Program for rework, Voltaire agrees to use commercially reasonable efforts to correct the listed defects and resubmit the Program for re-evaluation under the same acceptance procedure within 7 days or such longer period as agreed to by the parties. In the event HP rejects a Program, and Voltaire fails to correct the nonconforming Program within a reasonable time, then (a) the parties may agree that Voltaire will have additional time to correct such Program or (b) the parties may agree to eliminate such non-conforming Program from this Agreement, such agreement not to be unreasonably withheld.

Acceptance of Documentation. HP will have thirty (30) days from the date of receipt of a
HP CONFIDENTIAL

Complete Copy of the Program to evaluate the associated Documentation, and either accept, return for rework, or revise the Documentation pursuant to HP’s rights under Section 5 below. If HP returns Documentation for rework, Voltaire agrees to correct the listed defects and resubmit the Documentation for re-evaluation under the same acceptance procedure within 14 days or such longer period as agreed to by the parties.

To avoid uncertainty, each Program shall be subject this Section 4.b only once, when it is first delivered to HP.

c.	Final Copy. Voltaire agrees to deliver to HP a Final Copy of each Program simultaneous with its general availability by Voltaire.

d.	Enhancements. During the term of this Addendum, HP may request that Voltaire develop an Enhancement to any Program. In such event, the parties agree to negotiate in good faith mutually agreeable terms and conditions of such implementation (such as, for example, requirements specification, price and schedule applicable to such Enhancement). The definitive agreement, if any, regarding each Enhancement shall be set forth in a separate writing executed by the parties.
5.	Rights Granted
During the term of this Addendum and subject to all terms and conditions herein (including without limitation, payment of all fees), Voltaire agrees to grant HP the rights expressly provided in this Section 5.
a.	Program.
i.	Rights. Subject to the requirements of Section 5.a.ii, Voltaire hereby grants and agrees to grant to HP, under all of Voltaire’s Intellectual Property Rights embodied to the Program (including source code to Program), a non-exclusive, worldwide right to use, support, offer, sell, reproduce, display and distribute (both directly and indirectly) the Program solely in conjunction with HP Product(s). Such rights will include the right of HP to distribute through HP Subsidiaries and to permit HP-authorized distributors, resellers, OEM’s and other third parties to achieve the foregoing. In addition, Voltaire grants HP a non-exclusive, worldwide right to modify and distribute, in binary versions only, the Program for purposes of correcting defects. HP Engineering may develop and issue directly to Customers patches/bug fixes to the Program in order to resolve Customer problems. HP agrees to make the source version of any such changes so made and distributed available to Voltaire with any supporting documentation.

ii.	Reproduction and Distribution. Voltaire and HP agree that HP’s right to reproduce and distribute the Program shall be pursuant to the following method. Activation Key Method — Voltaire will deliver to HP a copy of the Program via such media as the parties may mutually agree (such as, for example, CD), from which HP may make unlimited copies. Together with delivery of the Program, Voltaire will deliver to HP activation keys for the Program. The copies made by HP will be activated by the end user (subject to the terms described in Section 5.d) who inserts the activation key supplied with the Program.
b.	Demonstration and Evaluation. Voltaire hereby grants and agrees to grant HP, under all of
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Voltaire’s Intellectual Property Rights embodied in the Program, a non-exclusive, worldwide, royalty-free license right to use reproduce, display, translate, import, disclose, and distribute the Program in whole or in part, for purposes of testing and evaluation pursuant Section 4.b (Acceptance), support, customer evaluation, demonstration, HP-internal development, marketing and promotional activities in each case solely in conjunction with HP Products. To avoid uncertainty, if any copy of the Program that is used as permitted under this Section 5.b license is later used (whether by HP or any third party) for any purpose OTHER THAN AS PERMITTED IN THIS SECTION, then such Program license shall be subject to the Per Copy Fee under Section 8.

c.	Documentation. Voltaire hereby grants and agrees to grant to HP, under all of Voltaire’s Intellectual Property Rights embodied in the Documentation, a non-exclusive, worldwide, right to use, reproduce, display, translate, import, disclose to customers, distribute to customers, modify and prepare derivative works or compilations of: (a) the Documentation; and (b) modifications, derivative works and compilations based upon the Documentation for use with a Program. These rights are exercisable in any medium. Such rights will include the right of HP to distribute through HP Subsidiaries and to permit HP-authorized distributors, resellers, and other third parties to achieve the foregoing. The right to modify and prepare derivative works and compilations is granted solely for the purposes of (i) combining documentation of more than one program or product, (ii) condensing Documentation, (iii) localizing Documentation, (iv) formatting and preparing Documentation for user accessibility and (v) updating Documentation as appropriate to account for changes to the associated Program. HP shall be solely responsible for any and all claims arising from errors or misrepresentations in documentation caused by its reproductions, translations, compilations, derivatives works and other modifications of the Documentation.

d.	Third Parties. HP agrees that it shall pass through substantially similar terms, conditions, disclaimers and limitations as agreed between HP and Voltaire in this Addendum to any distributor, reseller, OEM, end user or other third party, and HP agrees that Voltaire is entitled to protect its rights in the Program in the event of any infringement by such third party.

e.	Utility Services Business. Voltaire and HP agree that the restriction in Section 6.d.c below shall not be deemed to prevent the use by HP of the Voltaire Materials in connection with utility services business operated by HP; provided, that HP pays Voltaire the applicable Per Copy Fee pursuant to Section 8.a after any HP customer contracts for use of the corresponding portion of the utility service (whether such use is made by the customer or by HP for the benefit of the customer); and provided further, in no event shall any copy of the Program be used by (or for the benefit of) more than one (1) HP customer.
6.	Covenants And Restrictions
a.	Copyright Notices. Voltaire and HP agree that a second HP copyright notice in HP’s standard copyright notice form may be added to any authorized HP modification of Documentation. HP agrees it will not remove any copyright notice or proprietary marking of Voltaire from a Program or Documentation.

b.	Third Party Code. The Program may operate or interface with third party code or other third party technology (including open source or freeware) that is identified in Exhibit K attached to this Addendum (“Third Party Code”) and which is provided to Voltaire from and owned by third parties (“Third Party Owners”). Voltaire will promptly inform HP of its intention to
HP CONFIDENTIAL

incorporate Third Party Code in any Update or Enhancement of the Program within a reasonable time after completion of any such agreement with such third party. At such time Voltaire will identify the specific technical details of the Third Party Code to be included. The parties agree that Exhibit K attached to the Agreement is deleted and replaced in its entirety by Exhibit K attached to this Addendum.

c.	Third Party Requirements. HP agrees that (a) it will use Third Party Code in accordance with this Addendum and any other restrictions specified for the Third Party Code as set forth or referenced in Exhibit K, (b) no Third Party Owner makes any representation or warranty to HP concerning the Third Party Code or Program and (c) no Third Party Owner will have any obligation or liability to HP as a result of this Addendum or HP’s use of the Third Party Code. Voltaire represents and warrants that, to its knowledge and understanding, it is not aware that any of the Third Party Code licenses set forth or referenced in Exhibit K prohibit or otherwise prevent HP from using the Programs as set forth in this Addendum.

d.	Restrictions. Except as otherwise expressly provided herein, HP will not (a) disassemble, decompile or reverse engineer or otherwise try to discover any source code or underlying structures, ideas or algorithms of any Program, Update or Enhancement without prior written authorization from Voltaire, except and only to the extent these restrictions are expressly prohibited by applicable statutory law and then only as necessary to ascertain interfaces, (c) encumber, sublicense, transfer, rent, lease or use the Voltaire Materials for the benefit of any third party (e.g., time-share or service bureau arrangement), (d) copy, adapt, create derivative works of, translate, localize, port or otherwise modify any Voltaire Materials, (e) use the Voltaire Materials, or allow the transfer, transmission, export or re-export of all or any part or any product thereof, in violation of any export control laws or regulations of the United States or any other relevant jurisdiction, (f) reproduce or distribute copies of the Program except in accordance with the Activation Key Method described in Section 5.a.ii or (g) permit any third party to engage in any of the foregoing proscribed acts.
7.	Program Maintenance And Support
Voltaire will provide support to HP for the Program in the same manner as it provides support for Software pursuant to the terms of Exhibit C of the Agreement.
8.	Payment
a.	Payment. HP agrees to pay Voltaire Per Copy Fees in accordance with Exhibit B of this Addendum.

b.	Audit. Upon thirty (30) days prior written notice to HP, Voltaire may, at its own expense, appoint a nationally recognized independent auditor, to whom HP has no reasonable objection, to audit and examine such records at HP’s offices during normal business hours, solely for the purpose of confirming the accuracy of payments hereunder. Such audit may be made no more often than once every twelve (12) calendar month period. In the event that an audit reveals an overpayment by HP, Voltaire agrees to promptly refund or credit HP for such overpaid amount. In the event that such audit reveals an underpayment by HP, HP agrees to promptly pay Voltaire the amount of such underpayment. This right of audit will be subject to Voltaire’s auditor executing HP’s standard Confidential Disclosure Agreement.
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9.	Warranty And Intellectual Property Protection
a.	Program Warranty. Voltaire makes the same warranties to HP regarding the Program as the warranties for “Software” provided in Exhibit D of the Agreement.

b.	Warranty Disclaimers and Exclusions. The warranty exclusions, disclaimers of warranties and similar limitations for “Products,” “Software” and “Documentation” set forth in the Agreement (including without limitation, at Sections 6.6 and 6.9 in Exhibit B thereof) shall also apply to the same extent with respect to the Voltaire Materials under this Addendum.
10.	Confidential Information
a.	Programs. The Program in object code form and related Documentation provided to HP hereunder are deemed non-confidential; provided, however, HP shall restrict the provision of such Voltaire Materials in accordance with its obligations under Section 5.d of this Addendum.
11.	Miscellaneous Clauses
a.	Term and Termination. This Addendum shall have the same term as the Agreement.

b.	Counterparts. This Addendum may be executed by facsimile and in counterparts, each of which will be deemed an original and together which shall constitute one and the same instrument.

c.	Government Rights. If any use of the Programs or Documentation is a department, agency or other entity of the United States Government, the use, duplication, reproduction, modification, release, disclosure or transfer of the Programs and Documentation is restricted in accordance with FAR 12.212 for civilian agencies and DFAR 227.7202 for military agencies. The Programs are commercial computer software and the Documentation is commercial computer software documentation, and their use is further restricted in accordance with the terms of this Addendum and the Agreement.

d.	Exhibits:

Exhibit A – Description of Program and Documentation, Form and Media of Program and Documentation

Exhibit B - Pricing

Exhibit C - Account/Relationship Managers

Exhibit K - Third Party Code

Agreed:

HEWLETT-PACKARD COMPANY		VOLTAIRE, INC.

By:	/s/ Sue Oliveira	By:	/s/ Mark Favreau

Print Name: Sue Oliveira		Print Name: Mark Favreau

Title: VP Supply Chain		Title: EVP & GM
HP CONFIDENTIAL

EXHIBIT A
PROGRAMS
DESCRIPTION OF PROGRAM AND DOCUMENTATION
Program: Voltaire GridStack, Ver. 3.4
Program Operating Environment: Red Hat Advanced server 4 (RH EL4) for IA32, IA64 and x86_64 Suse SLES 9 for IA32, IA64 and x86_64
Documentation: User manual and release notes
Support and Build Tools: None
FORM AND MEDIA FOR PROGRAM AND DOCUMENTATION
Program Form/Media: Electronic
Documentation Form/Media: Electronic
Sales Tools Form/Media: Electronic
Support and Build Tools Form/Media: N/A
HP CONFIDENTIAL

EXHIBIT B
PRICING
Per Copy Fee.
HP agrees to pay Voltaire a fee in the amount of * USD for each copy of the Program that HP (or any of its affiliates, distributors or other channel partners) uses according to the terms and conditions in Section 5 of this Addendum or distributes to an end user for use in conjunction with one (1) HP Product (“Per Copy Fee”). Such Per Copy Fee will include the right to reproduce and distribute associated Documentation (as described in this Addendum).
Payment.
Per Copy Fees will accrue upon distribution of any copy of the Program for use with an HP Product internally or by an end user. All accrued Per Copy Fees will be paid by HP to Voltaire within *         * days after the end of each HP fiscal quarter, which ends on the last day of each January, April, July and October. Payments will be accompanied by a report stating the HP part number, product description, number of copies of the Program distributed in the relevant quarter, and the calculation for the Per Copy Fee payment.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.
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EXHIBIT C
ACCOUNT/RELATIONSHIP MANAGERS

HP	VOLTAIRE
Elaine Carroll	Garrett Van Siclen
Commodity Manager	Corporate Account Executive
Hewlett Packard	Voltaire, Inc.
200 Forest Street	6 Fortune Drive, 3rd floor
Marlboro, MA 01752	Billerica, MA 01821-3917
Tel: (508) 467-9815	Tel: (978) 439-5425
Fax: (508) 467-3785	Fax: (978) 439-5401
DESIGNATED RECIPIENT FOR NOTICE

HP	VOLTAIRE
Mark Miller	Mark Favreau
Product Manager	EVP and GM North American Operations
Hewlett Packard	Voltaire, Inc.
200 Forest Street	6 Fortune Drive, 3rd floor
Marlboro, MA 01752	Billerica, MA 01821-3917
Tel: (508) 467-1671	Tel: (978) 439-5454
Fax: (508) 467-3785	Fax: (978) 439-5401
HP CONFIDENTIAL

EXHIBIT K
Third Party Code Included in Software and Programs
HCA host stack:
•	The LINUX operating system is a free software program subject to the GNU General Public License and its terms. A copy of such license can be found at www.gnu.org/licenses or obtained from Voltaire upon request.
•	The MVAPICH software was developed by The Ohio State University’s Network-Based Computing Laboratory (NBCL) headed by Professor Dhabaleswar K. Panda. Copyright (c) 2002 The Ohio State University. All rights reserved. The use of such software is subject to the terms of a Copyright Agreement, a copy of can be found at: http://nowlab.cis.ohio-state.edu/projects/mpi-iba.
•	MPICH is a freely available, portable implementation of MPI. Copyright in MPICH have been asserted by the University of Chicago and the Mississippi State University (c) 1993. The use of such software is subject to the terms of a copyright and disclaimer notice, a copy of can be found at: http://nowlab.cis.ohio-state.edu/projects/mpi-iba/LICENSE.mvapich2.TXT
•	The uDapl and kDapl software was developed by the DAT collaborative. The DAT Collaborative is an industry group that was created to define and submit for standardization a set of transport-independent, platform-independent Application Programming Interfaces that exploit the RDMA (remote direct memory access) capabilities of next-generation interconnect technologies such as InfiniBand, and iWARP. The code is being provided under one of the available licensing scheme – CPL (Common Public License 1.0), GPL ( GNU general public license) or BSD license. Information about the Dapl code licensing could be found at http://cvs.sourceforge.net/viewcvs.py/dapl/
The following rights would be applicable once Voltaire starts using the OpenIb source code as the base for the stack development
•	OpenIB software is developed by OpenIB alliance. OpenIB source code is distributed under the GPL and OpenIB BSD. Information about the OpenIB could be found at http://www.openib.org/license.html
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